Exhibit 10.12

SETTLEMENT AGREEMENT

THIS AGREEMENT is made the 29th day of April 2010

BETWEEN

(1)	Trader Publishing Limited, a company incorporated under the laws of England and Wales whose company number is 3909628 and whose registered office is at Auto Trader House, Cutbush Park Industrial Estate, Danehill, Lower Earley, Reading, Berkshire, RG6 4UT (“Trader Publishing”) on the one hand; and

(2)	AutoTrader.com, Inc, a company incorporated under the laws of the United States of America and whose principal place of business is at 5775 Peachtree-Dunwoody Road, Suite A-1000, Atlanta, Georgia 30352 (“AT.com”); and

(3)	Portfolio Europe Limited, a company incorporated under the laws of England and Wales whose registered office is at Central House, Leeds Road, Rothwell, Leeds LS26 0JE (“Portfolio”); and

(4)	Manheim Auctions Limited, a company incorporated under the laws of England and Wales whose registered office is at Central House, Leeds Road, Rothwell, Leeds LS26 0JE (“Manheim”); and

(5)	Digital Vehicle Marketing Limited, a company incorporated under the laws of England and Wales those registered office is at Central House, Leeds Road, Rothwell, Leeds LS26 0JE (“DVM”), on the other.

BACKGROUND

A.	Trader Publishing is the publisher in the United Kingdom of AUTO TRADER magazine and the operator of the website autotrader.co.uk and owns various United Kingdom and European Community trade mark registrations consisting of or containing the name AUTOTRADER or AUTO TRADER.

B.	AutoTrader.com, Inc is the publisher in the United States of AUTO TRADER magazine and the operator of the website autotrader.com and owns various United States trade mark registrations consisting of or containing the name AUTOTRADER or AUTO TRADER.

C.	AT.com, Portfolio, Manheim and DVM are all members of the Cox group of companies.

D.	The Defendant Companies (as defined below) have directed internet browsers from European Internet Protocol addresses (“IP addresses”) accessing the autotrader.com website to other websites owned or operated by them and have created links between their various websites.

E.	Trader Publishing has objected to such practices and has commenced proceedings in the High Court of Justice, Claim Number HC 09 C00696, alleging infringement of their registered trade marks and passing off.

F.	Trader Publishing has instigated revocation proceedings (No 28471/2009) in Italy (“the Italian Revocation Proceedings”) in respect of trade mark registration No MI2007/6949) for the mark AUTO TRADER (“the Italian Mark”) held by TPI, Holdings, Inc.

G.	The Parties wish amicably to resolve their dispute on the terms set out below.

IT IS AGREED:

1.	Definitions

1.1	“Opt-In Page” means a mechanism whereby internet users who are identified as having European IP addresses or are identified as being located in Europe by any other means, and who access the website located via the domain name autotrader.com, or otherwise use that domain name (whether directly or via search engines, hypertext links or howsoever) are presented with a notice featuring a link on which they can click if they wish to be directed to other websites and, in default of clicking such button they remain at the autotrader.com website. An example of an Opt-In Page is set out in Schedule 1 to this Agreement.

1.2	“Seamless Redirection” means a mechanism whereby internet users who are identified as having European IP addresses or are identified as being located in Europe by any other means and who access the website located via the domain name autotrader.com or otherwise use that domain name (whether directly or via search engines, hypertext links or howsoever) are directed to other websites instantly and automatically without any intervening notice informing such users that they have been redirected.

1.3	“The Defendant Companies” means AT.com, Portfolio, Manheim and DVM or any company or business which is a subsidiary or holding company of those companies.

2.	Undertakings by the Defendant Companies

2.1	The Defendant Companies have ceased the practice of Seamless Redirection and shall not in future resume such practice.

2.2	AT.com shall forthwith switch off its current Opt-In Page but shall be at liberty in the future to reinstate such Opt-In Page or to install another Opt-In Page that functions in the same manner, and Trader Publishing shall make no objection to any such reinstatement or installation, subject to the Defendant Companies not making any reference to Trader Publishing or autotrader.co.uk in such Opt-In Page.

2.3	The Defendant Companies shall not display the Autotrader.com logo on automotive classified advertising websites in the European Union. For the avoidance of doubt the Defendant Companies shall be at liberty to use the name Auto Trader and Autotrader.com in such websites for the purposes of referring to or describing any business affiliation between such sites and AT.com and/or the autotrader.com website and for referring to a link to the autotrader.com website, provided that any display of such names is not more prominent than any text which accompanies such display.

2.4	For the further avoidance of doubt, the Defendant Companies shall be at liberty to maintain links between any websites they operate and any other websites, whether within or outside the European Union and including, without limitation, links on European Union website and autotrader.com.

3.	Payment

Within 14 days of the date of this Agreement, the Defendants Companies shall pay the sum of £90,000 to Trader Publishing as a contribution to their costs in the Action Claim Number HC 09 C00696.

4.	Full and final settlement and release

4.1	This Agreement is in full and final settlement of all claims and matters pleaded or referred to in Action Claim Number HC 09 C00696. In consideration of the undertakings given herein by the Defendant Companies Trader Publishing hereby releases, acquits, and forever discharges the Defendant Companies and all persons acting in concert with any of them, from any and all claims of whatever kind or nature, in law or in equity, in respect of the matters set out in the Re-Re Amended Particulars of Claim served in the above action, and all matters relating thereto, or of similar nature.

4.2	No admission of liability is made by the Defendant Companies.

4.3	This Agreement shall be binding on and inure to the benefit of the parties’ respective affiliates, predecessors, successors, and assigns, and their respective officers, directors, agents, and employees.

5.	Italian Trade Mark Proceedings

5.1	AT.com shall within 14 days of the date of this agreement procure that TPI, Holdings, Inc shall execute all documentation and cooperate as necessary to assign the Italian mark to Trader Publishing and dismiss the Italian Revocation Proceedings. Such documentation shall be produced by Trader Publishing at its own cost. The dismissal of the Italian Revocation Proceedings shall be on the basis of each party bearing its own costs.

6.	Governing law

This Agreement shall be governed by and interpreted in accordance with English law and be subject to the exclusive jurisdiction of the Courts of England and Wales.

7.	Counterparts

7.1	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Signed:	/s/ Elizabeth Jenlin	Trader Publishing Limited
Name:	Elizabeth Jenlin

Signed:	/s/ James S. Franchi	AutoTrader.com, Inc
Name:	James S. Franchi

Signed:	/s/ John Bailey	Portfolio Europe Limited
Name:	John Bailey

Signed:	/s/ John Bailey	Manheim Auctions Limited
Name:	John Bailey

Signed:	/s/ John Bailey	Digital Vehicle Marketing Limited
Name:	John Bailey